Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To Geokinetics Inc.

                We hereby consent to the inclusion in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-140385) and the accompanying prospectus of Geokinetics Inc. of our report dated March 30, 2007, on our audit of the consolidated financial statements of Geokinetics Inc. and Subsidiaries as of December 31, 2006, and for the year then ended and our report dated April 14, 2006, on our audit of the consolidated financial statements of Grant Geophysical, Inc. and Subsidiaries as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005.  We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas
April 27, 2007